UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2004
Commission file Number: 0-17321

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TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

EXHIBIT 99.1

TOR MINERALS INTERNATIONAL

ANNOUNCES FIRST QUARTER 2004 RESULTS

Company Reports Earnings per Share of $.03; Net Sales Grow 37 Percent

CORPUS CHRISTI, TX May 3, 2004 -- TOR Minerals International (Nasdaq: TORM), producer of natural titanium dioxide pigment and specialty aluminas announced that for the first quarter ended March 31, 2004 it earned $241,000 ( 3 cents a diluted share) as compared with earnings of $106,000 (1 cent a diluted share) in the same quarter of 2003. Sales in the quarter were $6,004,000 as opposed to $4,396,000 in the year earlier quarter.

Richard L. Bowers, President and CEO said the Company experienced significant increases in freight and raw material costs during the period and that those increases persist into the current quarter. The Company has been able to increase selling prices of its products to substantially compensate for the increase in costs. Bowers said that TOR expects to be able to further increase prices and maintain margins, but pointed out that adjustments often lag cost increases.

He also spoke of the difficulty of obtaining charters during the first quarter, partially due to China's current level of demand for bulk ocean freight. Mr. Bowers said that ship owners had withdrawn from two charter parties this year delaying the shipment of synthetic rutile to Corpus Christi and causing the Company to make other, more expensive, arrangements to supply raw material to the U.S. plant. However, he said that a vessel should be underway with a cargo to Corpus Christi by the second week in May. Bowers mentioned that the Company initially budgeted sales of bulk synthetic rutile to third-party customers in the first and second quarter of 2004. However shipping problems would delay those sales until the last two quarters.

Mr. Bowers said he remained positive with regard to business growth. He said that sales of most of the Company's pigments and specialty alumina fillers were at budget in the first quarter and are running ahead of budget so far in the second quarter. He also said that the Corpus Christi titanium pigment expansion, which should result in significant cost savings, mostly from a reduction in the use of natural gas, was currently on schedule.

TOR Minerals is a producer of natural titanium dioxide pigment and specialty aluminas. The Company is headquartered in Corpus Christi, TX, and operates production facilities in Corpus Christi, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

Table Follows

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TOR MINERALS INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003

NET SALES	$ 6,004	$ 4,396
Cost of products sold	4,485 --------	3,286 --------
GROSS MARGIN	1,519	1,110
GROSS MARGIN %	25.3%	25.3%
Selling, administrative and general	1,203 --------	946 --------
OPERATING INCOME	316	164
OTHER INCOME (EXPENSE):
Interest income	1	-
Interest expense	(18)	(57)
Other, net	(4) --------	(1) --------
INCOME BEFORE INCOME TAX	295	106
Taxes	54 --------	- --------
NET INCOME	$ 241 ======	$ 106 ======

Earnings per common share:
Basic	$ 0.03	$ 0.02
Diluted	$ 0.03	$ 0.01

Weighted average common shares and equivalents outstanding:
Basic	7,600	6,886
Diluted	7,947	(1) 7,134

(1) 124,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 6, 2004	RICHARD BOWERS Richard Bowers President and CEO

Date: May 6, 2004	LAWRENCE W. HAAS Lawrence W. Haas Treasurer and CFO